Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Constellation Brands, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-136379) and Form S-8 (Nos. 33-26694, 33-56557, 333-88391, 333-57912, 333-68180, 333-132061 and 333-146849) of Constellation Brands, Inc. of our report dated November 19, 2007, with respect to the consolidated balance sheet of ALCOFI INC. and subsidiaries as of December 31, 2006, and the related consolidated statements of income, changes in stockholder’s equity, and cash flows for the year ended December 31, 2006, which report appears in the Form 8-K of Constellation Brands, Inc. dated November 20, 2007.

/s/ KPMG LLP

Rochester, New York
November 19, 2007